                                                                    EXHIBIT h(4)

                  FUND ACCOUNTING AND PRICING AGENT AGREEMENT

         This Fund Accounting and Pricing Agent Agreement (the "Agreement") is made as of June 1, 1998, by and between AIM Series Trust (the "Company") and
A I M Advisors, Inc. ("AIM").

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

         WHEREAS, the Company currently operates one mutual fund, which is organized as a separate and distinct series of the Company's shares (such existing fund and such funds as may hereafter be established being referred to in this Agreement as the "Funds" and singly as a "Fund");

         WHEREAS, the Company is part of a complex of investment companies that are advised and administered by AIM, and such complex is currently comprised of the following investment companies: AIM Growth Series, AIM Investment Funds, Inc., AIM Investment Portfolios, Inc., AIM Series Trust, GT Global Variable Investment Series and GT Global Variable Investment Trust (the "AIM Funds");

         WHEREAS, the Company desires to retain AIM to act as its accounting and pricing agent, and AIM is willing to act in such capacities.

         NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereinafter set forth, the Company and AIM hereby agree as follows:

SECTION 1. APPOINTMENT. The Company hereby appoints AIM to act as the accounting and pricing agent for each Fund for the period and on the terms and conditions set forth in this Agreement. AIM hereby accepts such appointment and agrees to render the services set forth for the compensation herein provided.

SECTION 2. DEFINITIONS As used in this Agreement and in addition to the terms defined elsewhere herein, the following terms shall have the meanings assigned to them in this Section:


         (a) "Authorized Person" means any officer of the Company and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Directors/Trustees (the "Board"), the President or any Vice President of the Fund to give Oral and/or Written Instructions on behalf of the Company or any Fund.

         (b)      "Commission" means the Securities and Exchange Commission.

         (c) "Custodian" means the custodian or custodians employed by the Company to maintain custody of the Funds' assets.

         (d) "Governing Documents" means the Articles of Incorporation, Agreement and Declaration of Trust, By-Laws and/or other applicable charter documents of the Company, all as they may be amended from time to time.

         (e) "Oral Instruction" means oral instructions actually received by AIM from an Authorized Person or from a person reasonably believed by AIM to be an Authorized Person, provided that, any Oral Instruction shall be promptly confirmed by Written Instructions.

         (f) "Prospectus" means the current prospectus and statement of additional information of a Fund, taken together.

         (g) "Shares" means shares of beneficial interest of any of the Funds.

         (h)      "Shareholder" means any owner of Shares.

         (i) "Written Instructions" means written instructions delivered by hand, mail, tested telegram or telex, cable or facsimile sending device received by AIM and signed by an Authorized Person.

SECTION 3. COMPLIANCE WITH LAWS, ETC. In performing its responsibilities hereunder, AIM shall comply with all terms and provisions of the Governing Documents, the Prospectus and all applicable state and federal laws including, without limitation, the 1940 Act and the rules and regulations promulgated by the Commission thereunder.

SECTION 4. SERVICES. In consideration of the compensation payable hereunder and subject to the supervision and control of the Company's Boards, AIM shall provide the following services to the Funds:

         (a)      PRICING AGENT. As pricing agent, AIM shall:

                  (1) Obtain security market quotes from services approved by AIM or, if such quotes are unavailable, from such sources as may be designated in procedures adopted by AIM and approved by the Company's Board, and, in either case, calculate the market value of the Funds' investments; and

                  (2) Value the assets of the Funds and compute the net asset value per Share of the Funds at such dates and times and in the manner specified in the then currently effective Prospectus and transmit to the Funds' portfolio manager(s).

         (b)      ACCOUNTING AGENT. As fund accounting agent, AIM shall:

                  (1)      Calculate the net income of each Fund;

                  (2) Calculate capital gains or losses for each Fund from the sale or disposition of assets, if any;

                  (3) Maintain the general ledger and other accounts, books and financial records of the Company, as required under Section 31(a) of the 1940 Act and the rules promulgated by the Commission thereunder in connection with the services provided by AIM;

                  (4)      Perform the following functions on a daily basis:

                           (A) journalize each Fund's investment, capital share and income and expense activities;

                           (B) reconcile cash and investment balances of each Fund with the Custodian and provide the Funds' portfolio manager(s) with the beginning cash balance available for investment purposes and update the cash availability throughout the day as necessary;

                           (C) verify investment buy/sell trade tickets received from a Fund's portfolio manager(s) and transmit trades to a Fund's Custodian for proper settlement;

                           (D) maintain individual ledgers for investment securities;

                           (E) maintain historical tax lots for investment securities;

                           (F) calculate various contractual expenses (e.g., advisory and custody fees);

                           (G) post to and prepare the Funds' statements of assets and liabilities and statements of operations. and

                           (H) monitor expense accruals and notify any Authorized Person of any proposed adjustments;

                           (5)      Receive and act upon notices, Oral and
Written Instructions, certificates, instruments or other communications from a Fund's shareholder servicing and transfer agent;

                           (6)      Assist in the preparation of financial
statements semiannually which will include the following items:

                                    (A)      schedule of investments;

                                    (B)      statement of assets and
                                             liabilities;

                                    (C)      statement of operations; and

                                    (D)      changes in net assets;

                           (7)      Prepare monthly security transaction
                                    listings;

                           (8)      Prepare quarterly broker security
                                    transactions summaries; and

                           (9)      At the reasonable request of the Company,
assist in the preparation of various reports or other financial documents required by federal, state and other appropriate laws and regulations.

SECTION 5. COMPENSATION. As compensation for the services rendered by AIM hereunder during the term of the Agreement, each Fund shall pay to AIM monthly such fees as shall be agreed to from time to time by the Company and AIM, in writing and attached hereto as Schedule A. In addition, as may be agreed to from time to time in writing by the Company and AIM, each Fund shall reimburse AIM for certain expenses that it incurs in rendering services with respect to that Fund under this Agreement.

SECTION 6. RELIANCE BY AIM ON INSTRUCTIONS. Unless otherwise provided in this Agreement, AIM shall act only upon Oral or Written Instructions. AIM shall be entitled to rely upon any such Instructions actually received by it under this Agreement. The Company agrees that AIM shall incur no liability to the Company or any of the Funds in acting upon Oral or Written Instructions given to AIM hereunder, provided that, such Instructions reasonably appear to have been received from an Authorized Person.

SECTION 7. COOPERATION WITH AGENTS OF THE COMPANY. AIM shall cooperate with the Company's agents and employees, including, without limitation, their independent accountants, and shall take all reasonable action in the performance of its obligations under this Agreement to assure that all necessary. information is made available to such agents to the extent necessary in the performance of their duties to the Company.

SECTION 8. CONFIDENTIALITY. AIM, on behalf of itself and its employees, agrees to treat confidentially all records and other information relating to the Company and the Funds except when requested to divulge such information by duly constituted authorities provided that notification and prior approval is obtained from the Company, which approval shall not be unreasonably withheld and may not be withheld if AIM, in its judgment, may be subject to civil or criminal contempt proceedings for failure to comply.

SECTION 9. STANDARD OF CARE. In the performance of its responsibilities hereunder, AIM shall exercise care and diligence in the performance of its duties and act in good faith and use its best efforts to ensure the accuracy and completeness of all services under this Agreement. In performing services hereunder, AIM:


         (a) shall be under no duty to take any action on behalf of the Company or the Funds except as specifically set forth herein or as may be specifically agreed to by AIM in writing, and in computing the net asset value per Share of a Fund, AIM may rely upon any information furnished to it including, without limitation, information (1) as to the accrual of liabilities of a Fund and as to liabilities of a Fund not appearing on the books of account kept by AIM, (2) as to the existence, status and proper treatment of reserves, if any, authorized by a Fund, (3) as to the sources of quotations to be used in computing net asset value, (4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available and (5) as to the sources of information with respect to "corporate actions" affecting portfolio securities of a Fund (information as to "corporate actions" shall include information as to dividends, distributions, interest payments, prepayments, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar actions, including ex-dividend and record dates and the amounts and terms thereof);

         (b) shall be responsible and liable for all losses, damages and costs (including reasonable attorneys' fees) incurred by the Company or any Fund which is due to or caused by AIM's negligence in the performance of its duties under this Agreement or for AIM'S negligent failure to perform such duties as are specifically assumed by AIM in this Agreement, provided that, to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, AIM shall not be liable for any act or omission that does not constitute willful misfeasance, bad faith or negligence on the part of AIM or reckless disregard by AIM of such duties, obligations and responsibilities, and

         (c) without-limiting the generality of the foregoing, AIM shall not, in connection with AIM's duties under this Agreement, be under any duty or obligation to inquire into and shall not be liable for or in respect of:

                  (1) the validity or invalidity or authority or lack of authority of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and that AIM reasonably believes to be genuine; and

                  (2) delays or errors or loss of data occurring by reason of circumstances beyond AIM's control including, without limitation, acts of civil or military authorities, national emergencies, labor difficulties, fire, mechanical breakdown, denial of access, earthquake, flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication or power supply.

Notwithstanding any other provisions of this Agreement, the following provisions shall apply with respect to AIM's computation of a Fund's net asset value: AIM shall be held to the exercise of reasonable care in computing and determining net asset value as provided in Section 4(a), above, but shall not be held accountable or liable for any losses, damages or expenses of a Fund or any Shareholder or former Shareholder may incur arising from or based upon errors or delays in the determination of such net asset value unless such error or delay was due to AIM's negligence or willful misfeasance in the computation and determination of such net asset value. The parties hereto acknowledge, however, that AIM causing an error or delay in the determination of net asset value may, but does not in an of itself, constitute negligence or willful misfeasance. In no event shall AIM be liable or responsible to the Company or a Fund or any other party for any error or delay which continued or was undetected after the date of an audit of the Company or any Fund performed by the certified public accountants employed by the Company if, in the exercise of reasonable care in accordance with generally accepted accounting principles, such accountants should have become aware of such error or delay in the course of performing such audit. AIM's liability for any such negligence or willful misfeasance which results in an error in determination of such net asset value be limited to the direct out-of-pocket loss a Fund and/or any Shareholder or former Shareholder shall actually incur.

      Without limiting the generality of the foregoing, AIM shall not be held accountable or liable to a Fund, a Shareholder or former Shareholder or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) AIM's failure to receive timely and suitable notification concerning quotations, corporate actions or similar matters relating to or affecting portfolio securities of a Fund or (2) any errors in the computation of a net asset value based upon or arising out of quotations or information as to corporate actions if received by AIM from a source that AIM was authorized to rely upon. Nevertheless, AIM will use its best judgment in determining whether to verify through other sources any information that it has received as to quotations or corporate actions if AIM has reason to believe that any such information is incorrect.

SECTION 10. RECEIPT OF ADVICE. If AIM is in doubt as to any action to be taken or omitted by it, AIM may request, and shall be entitled. to rely upon, directions and advice from the Company, including Oral or Written Instructions where appropriate, or from counsel of its own choosing (who may also be counsel for the Company or any Fund), with respect to any question of law. In case of conflict between directions, advice or Oral and Written Instructions received by AIM pursuant to this Section, AIM shall be entitled to rely on and follow the advice received from counsel as described above. AIM shall be protected in any action or in action that it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to this Section that AIM, after the receipt of the same, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. Notwithstanding the foregoing, nothing, in this Section shall be construed as imposing on AIM any obligation to seek such directions, advice or Oral or Written Instruction, or to act in accordance with them when received, unless the same is a condition to AIM's properly taking or omitting to take such action under the terms of this Agreement.

SECTION 11. INDEMNIFICATION OF AIM. The Company agrees to indemnify and hold harmless AIM and its officers, directors, employees, nominees and subcontractors, if any, from all taxes, charges, expenses, assessments, claims and liabilities, including, without limitation, liabilities arising under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act and any state or foreign securities or blue sky laws, and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing that AIM takes or omits to take or do:

      (a) at the request or on the direction of or in reliance upon the advice of the Company;

      (b) upon Oral or Written Instructions; or


      (c) in the performance by AIM of its responsibilities under this Agreement;

provided that, AIM, shall not be indemnified against any liability to the Company or the Funds, or any expenses incident thereto, arising out of AIM's own willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with the performance of its duties and obligations specifically described in this Agreement.

SECTION 12. INDEMNIFICATION OF THE COMPANY. AIM agrees to indemnify and hold harmless the Company and its officers, trustees, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities, including, without limitation, liabilities arising under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act and any state or foreign securities or blue sky laws, and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or omission of AIM that does not meet the standard of care to which AIM is subject under
Section 9. above.

SECTION 13. LIMITATION OF LIABILITY OF SHAREHOLDERS AND TRUSTEES OF THE COMPANY. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the shareholders, trustees, directors, officers, nominees, agents or employees of the Company personally, but shall only bind the assets and property of the applicable Funds, as provided in the Governing Documents. The execution and delivery of this Agreement has been authorized by the Board of the Company, and this Agreement has been executed and delivered by an authorized officer of the Company acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the applicable Fund as provided in the Governing Documents.

SECTION 14. DURATION AND TERMINATION. This Agreement shall continue with respect to the Company and each Fund until termination with respect to the Company, or with respect to one or more Funds, is effected by the Company or AIM upon sixty days' prior written notice to the other. In the event of the "assignment" of this Agreement within the meaning of the 1940 Act, this Agreement shall terminate automatically.

SECTION 15. NOTICES. All notices and other communications hereunder, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices with respect to a party shall be directed to such address as may from time to time be designated by that party to the other.

SECTION 16. FURTHER ACTIONS. The Company and AIM agree to perform such further acts and to execute such further documents as may be necessary or appropriate to effect the purposes of this Agreement.

SECTION 17. AMENDMENTS. This Agreement, or any part thereof, may be amended only by an instrument in writing signed by the Company and AIM.

SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

SECTION 19. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the Company and AIM and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the Company and AIM may embody in one or more separate documents their agreement or agreements with respect to such matters that this Agreement provides may be later agreed to by and between the Company and AIM from time to time. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the Company and AIM and their respective successors.

      IN WITNESS WHEREOF, the Company and AIM have caused this Agreement to be executed by their officers designated below as of this day, month and year first above written.

                                            AIM SERIES TRUST

                                            By: /s/ ROBERT H. GRAHAM
                                               --------------------------------
                                               Robert H. Graham
                                               President

                                            Attest: /s/ SAMUEL D. SIRKO
                                                   ----------------------------
                                                    Samuel D. Sirko
                                                    Assistant Secretary


                                            A I M ADVISORS, INC.

                                            By: /s/ CAROL F. RELIHAN
                                               --------------------------------
                                                Carol F. Relihan
                                                Senior Vice President,
                                                General Counsel and Secretary

                                            Attest: /s/ SAMUEL D. SIRKO
                                                    ---------------------------
                                                    Samuel D. Sirko
                                                    Assistant Secretary

                                   SCHEDULE A
                                       TO
                                 FUND ACCOUNTING
                                       AND
                             PRICING AGENT AGREEMENT
                                       FOR
                                AIM SERIES TRUST

                     FUND ACCOUNTING AND PRICING AGENT FEES

    Each Fund shall pay a Fee to AIM determined as a percentage of the Fund's net assets. The annualized rate at which the fee is paid (the Fee Rate) and the Fee shall be calculated as set forth below:

o An Asset Multiplier is determined by multiplying 0.0003 times the first $5 billion in average net assets of the AIM Funds plus 0.0002 times such net assets over $5 billion.

o The Fee Rate is determined by dividing the Asset Multiplier by the net assets of the AN Funds.

o The Monthly Fee is determined then by multiplying the average daily Fee Rate by the number of days in the month and by the Fund's average daily net assets then dividing by 365/or 366, as appropriate.

Example: For Fund X having $100 million in average net assets during December 1997, in which the AIM Funds have average net assets of $8 billion:

   Asset Multiplier = (0.0003)($5 billion) + (0.0002)($3 billion) = $2.1 million

   Fee Rate = $2.1 million = 0.0002625
              ------------
               $8 billion

   Monthly Fee = (31)(0.0002625)($100 million) = $2,229.45
                 ----
                 (365)